EXHIBIT 8.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-455-0560
RRE Commercial Center	Honolulu Tel.: +808-352-0749
Majuro, MH 96960 - Marshall Islands	Email: dreeder.rmi@gmail.com

May 17, 2023

C3is Inc.

331 Kifissias Avenue

Erithrea 14561

Athens, Greece

Re: C3is Inc. – Exhibit 8.1 Opinion

Ladies and Gentlemen:

We have acted as special Marshall Islands counsel to C3is Inc., a Marshall Islands corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form F-1 (Reg. No. 333-271228) (as amended, the “Registration Statement”), originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 12, 2023 under the Securities Act of 1933, as amended (the “Act”), including the prospectus that is part of the Registration Statement (the “Prospectus”). The Registration Statement and Prospectus relate to the distribution by Imperial Petroleum Inc. of 3,182,932 shares of common stock, par value $0.01 (the “Shares”), of the Company to holders of Imperial Petroleum Inc.’s common stock and holders of outstanding warrants to purchase Imperial Petroleum Inc. common stock on a pro rata basis.

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement and the Prospectus; and

(ii)

such other papers, documents, agreements certificates of public officials and certificates of representatives of the Company as we have deemed relevant and necessary as the basis for the opinions hereinafter expressed.

We have reviewed the discussion set forth in the Prospectus under the caption “Tax Considerations—Marshall Islands Tax Consequences.” Based on the facts as set forth in the Registration Statement and the Prospectus, we confirm that the statements in such discussion, to the extent they constitute legal conclusions, unless otherwise noted, are the opinion of Reeder & Simpson, P.C. with respect to Marshall Islands tax consequences as of the date of the Prospectus (except for the representations and statements of fact of the Company included under such caption, as to which we express no opinion).

Our opinions and the tax discussion as set forth in the Registration Statement are based on the law of the Republic of the Marshall Islands as in effect on the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement and to the references to our firm in the Registration Statement and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

/s/ Dennis J. Reeder
Dennis J. Reeder
Reeder & Simpson, P.C.